Exhibit 99.1

Company Contacts: Tom Chesterman Tel: 510.601.2000 investor@bionovo.com	Investor Contacts: Joe Diaz, Robert Blum Joe Dorame Lytham Partners, LLC Tel: 602.889.9700 bnvi@lythampartners.com

FDA Approves Bionovo’s Clinical Development Plan for Menerba

Key FDA Clinical Meeting Held; Company on Track to Initiate Phase 3 Trials for Menerba

EMERYVILLE, Calif. – November 10, 2010 — Bionovo, Inc. (NASDAQ: BNVI), a pharmaceutical company focused on the discovery and development of safe and effective treatments for women’s health and cancer, today announced that the U.S. Food and Drug Administration (FDA) has approved the company’s total clinical development plan for Menerba, the company’s drug candidate for menopausal hot flashes.

“We had a very positive meeting with the FDA on our clinical program for Menerba. As anticipated, they agreed with our overall clinical development plan which included the number of clinical trials, number of subjects and length of exposure as well as non-clinical studies necessary for New Drug Application (NDA) submission for a non-estrogen drug such as Menerba. They also provided useful suggestions for improving the clinical trial protocols,” said Mary Tagliaferri, M.D., Bionovo’s President and Chief Medical Officer. “While we are awaiting the formal minutes from the FDA meeting, we are moving forward to implement the agency’s suggestions and have forwarded the approved clinical trial design to our investigators and their investigational review boards, or IRBs.”

“Menerba is a first-in-class, unique drug candidate that is intended for a large medical need, for the safe and effective treatment of menopausal symptoms,” said Isaac Cohen, Bionovo’s Chairman and Chief Executive Officer. “We want to do everything necessary to bring Menerba to market for the treatment of hot flashes, while we also investigate its potential use in the treatment of breast cancer prevention. Now that we have agreements with the FDA and the EMA (the European Medicines Agency) on the overall development of Menerba, we have accelerated discussions with potential partners to successfully bringing Menerba to market.”

About Menerba

Menerba is an oral botanical drug candidate designed for the safe, effective treatment of vasomotor symptoms (hot flashes) associated with menopause. Menerba is an estrogen receptor beta (ER-b) selective drug, developed as an alternative to the products currently on the market which have been shown to increase the risk for breast and uterine cancers. It has been shown that the increased risk of breast and uterine cancers is associated with activation of estrogen receptor alpha (ER-a) and that activation of estrogen receptor beta (ER-b) blocks the growth promoting effects on breast cancer cells. The active ingredients in Menerba are derived from botanicals with centuries of recorded safe, effective use in traditional Chinese medicine (TCM). Bionovo recognizes the opportunity to commercialize a product that would be as effective as hormone therapy, without the health risks. Menerba has completed a Phase 2 trial with positive results for efficacy and has been evaluated by an independent Data and Safety Monitoring Board and passed through a standard two-round examination for safety. Menerba also has been shown in animal studies to prevent the proliferation of breast cancer and to have a beneficial effect on osteoporosis, though this has not yet been studied in humans.

About Bionovo, Inc.

Bionovo, Inc. is a pharmaceutical company focused on the discovery and development of safe and effective treatments for women’s health and cancer, markets with significant unmet needs and billions in potential annual revenue. The Company applies its expertise in the biology of menopause and cancer to design new drugs derived from botanical sources which have novel mechanisms of action. Based on the results of early and mid-stage clinical trials, Bionovo believes they have discovered new classes of drug candidates within their rich pipeline with the potential to be leaders in their markets. Bionovo is headquartered in Emeryville, California and is traded on the NASDAQ Capital Market under the symbol, “BNVI”. For more information about Bionovo and its programs, visit: http://www.bionovo.com.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as “believes,” “expects,” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.